Exhibit 99.1

Family Dollar Reports Record Second Quarter Earnings

  Earnings Per Diluted Share Increase 21.0% To $0.98
  Net Income Increases 9.8%
  Management Updates Earnings Guidance For FY11

MATTHEWS, N.C.--(BUSINESS WIRE)--March 30, 2011--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income for the second quarter of fiscal 2011 ended February 26, 2011, increased 9.8% to $123.2 million compared with net income of $112.2 million for the second quarter of fiscal 2010. Net income per diluted share for the quarter increased 21.0% to $0.98 compared with $0.81 for the second quarter of fiscal 2010 ended February 27, 2010.

“Over the last several years, we have accelerated capability-building investments and increased our efforts to improve the in-store shopping experience. These investments have provided a solid foundation for the successful launch of our strategic plan to re-accelerate revenue growth, expand operating margins and optimize our capital structure,” said Howard Levine, Chairman and CEO. “Our performance year-to-date illustrates that we are effectively leveraging these enhanced capabilities and executing well against our business plan and delivering superior value for shareholders.”

Second Quarter Results

As previously reported, sales for the second quarter of fiscal 2011 were approximately $2.263 billion, or 8.3% above sales of approximately $2.090 billion for the second quarter of fiscal 2010. Comparable store sales increased 5.1%. The increase in comparable store sales was a result of increased customer traffic, as measured by the number of register transactions, and a modest increase in the value of the average customer transaction. Although January sales were impacted by winter storms, February sales benefited from early spring-like weather. Sales during the quarter were strongest in the Consumable and Seasonal categories.

The gross profit margin, as a percentage of net sales, was 35.7% in the second quarter of fiscal 2011 compared to 35.4% in the second quarter of fiscal 2010. The improvement in gross profit, as a percentage of sales, was a result of lower inventory shrinkage which more than offset higher freight expense. The impact of stronger sales of lower-margin consumables was offset by higher purchase markups.

Selling, general and administrative (“SG&A”) expenses increased 8.5% to $607.0 million in the second quarter of fiscal 2011 compared to $559.5 million in the second quarter of fiscal 2010. As a percentage of net sales, SG&A expenses were approximately flat in the second quarter of fiscal 2011 as compared the second quarter of fiscal 2010. Most expenses, including occupancy costs, were leveraged during the quarter as a result of a comparable store sales increase of 5.1%. These improvements were offset by investments to support revenue growth, including expanded store operating hours, store renovations and the acceleration of new store growth. Insurance expense in the quarter also increased as a percentage of sales.

The Company’s inventories at February 26, 2011, were $1,060.2 million, or 13.4% more than inventories of $935.3 million at February 27, 2010. Average inventory per store at the end of the second quarter of fiscal 2011 was approximately 10% higher than the average inventory per store at the end of the second quarter of fiscal 2010. The increase in inventories was primarily a result of investments to support higher in-stock levels in stores and expansions of consumable assortments.

In the first half of fiscal 2011, capital expenditures were $139.0 million compared with $82.9 million in the first half of fiscal 2010. During the first half of fiscal 2011, the Company opened 146 new stores and closed 43 stores compared to 86 new stores and 52 closings in the first half of fiscal 2010. In the first half of fiscal 2011, the Company completed 313 store renovations, including 140 renovations during the second quarter.

As part of its previously announced $750 million share repurchase authorization, the Company repurchased 8.9 million shares at a total cost of approximately $408.0 million during the first half of fiscal 2011. As of February 26, 2011, the Company had authorization to purchase up to an additional $349.8 million of its common stock.

Outlook

For the third quarter, the Company expects that comparable sales for the quarter will increase between 5% and 7% and that earnings per share will be between $0.92 and $0.97 compared with $0.77 in the third quarter of fiscal 2010.

For the full year, the Company expects that earnings per share will be between $3.13 and $3.23 compared with $2.62 in fiscal 2010. The Company's outlook for fiscal 2011 is based on the following assumptions which may or may not prove valid:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 5% and 7%;
  Approximately 300 new store openings and 80-100 store closings;
  A modest increase in operating profit, as a percentage of sales;
  Net interest expense of approximately $20 million;
  An effective income tax rate of between 37% and 37.5%;
  Weighted average diluted shares of approximately 124 million, reflecting additional share repurchases in fiscal 2011; and
  Capital expenditures of between $300 million and $350 million.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable stores sales, cost of sales, SG&A expenses, earnings per diluted share, dividends, and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Second Quarter Earnings Conference Call Information

The Company intends to host a conference call with investors today at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call with accompanying slides that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, today.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Second Quarter Ended
(in thousands, except per share amounts)	February 26, 2011	% of Net Sales	February 27, 2010	% of Net Sales

Net sales	$2,263,169	100.00%	$2,090,230	100.00%

Cost of sales	1,455,802	64.33%	1,349,399	64.56%

Gross margin	807,367	35.67%	740,831	35.44%

Selling, general and administrative expenses	607,002	26.82%	559,480	26.77%

Operating profit	200,365	8.85%	181,351	8.68%

Interest income	422	0.02%	269	0.01%

Interest expense	4,582	0.20%	3,368	0.16%

Income before income taxes	196,205	8.67%	178,252	8.53%

Income taxes	73,025	3.23%	66,043	3.16%

Net income	$123,180	5.44%	$112,209	5.37%

Net income per common share - basic	$0.99		$0.82
Weighted average shares - basic	124,619		137,480

Net income per common share - diluted	$0.98		$0.81
Weighted average shares - diluted	125,701		138,142

Dividends declared per common share	$0.180		$0.155

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Half Ended
(in thousands, except per share amounts)	February 26, 2011	% of Net Sales	February 27, 2010	% of Net Sales

Net sales	$4,260,110	100.00%	$3,913,136	100.00%

Cost of sales	2,733,178	64.16%	2,514,083	64.25%

Gross margin	1,526,932	35.84%	1,399,053	35.75%

Selling, general and administrative expenses	1,204,985	28.29%	1,108,031	28.32%

Operating profit	321,947	7.56%	291,022	7.44%

Interest income	809	0.02%	664	0.02%

Interest expense	8,100	0.19%	6,703	0.17%

Income before income taxes	314,656	7.39%	284,983	7.28%

Income taxes	117,161	2.75%	105,153	2.69%

Net income	$197,495	4.64%	$179,830	4.60%

Net income per common share - basic	$1.56		$1.30
Weighted average shares - basic	126,302		138,083

Net income per common share - diluted	$1.55		$1.30
Weighted average shares - diluted	127,421		138,707

Dividends declared per common share	$0.335		$0.290

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	For the First Half Ended*
	February 26,	February 27,
(in thousands, except per share and share amounts)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$195,357	$502,583
Investment securities	242,400	8,197
Merchandise inventories	1,060,212	935,305
Deferred income taxes	65,271	58,321
Prepayments and other current assets	77,503	61,941
Total current assets	1,640,743	1,566,347

Property and equipment, net	1,146,782	1,053,622
Investment securities	142,664	192,851
Other assets	73,055	66,258

Total assets	$3,003,244	$2,879,078

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$16,200	$—
Accounts payable	602,806	584,944
Accrued liabilities	358,354	323,866
Income taxes	34,549	20,423
Total current liabilities	1,011,909	929,233

Long-term debt	532,294	250,000
Other liabilities	220,877	236,481
Deferred income taxes	48,360	34,339
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	14,723	14,606
Capital in excess of par	265,746	224,671
Retained earnings	1,821,566	1,528,083
Accumulated other comprehensive loss	(9,251)	(8,995)
	2,092,784	1,758,365
Less: common stock held in treasury, at cost	902,980	329,340
Total shareholders' equity	1,189,804	1,429,025

Total liabilities and shareholders' equity	$3,003,244	$2,879,078

* Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Half Ended*
(in thousands)	February 26, 2011	February 27, 2010
Cash flows from operating activities:
Net income	$197,495	$179,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,937	84,368
Deferred income taxes	4,222	14,139
Excess tax benefits from stock-based compensation	(4,165)	(435)
Stock-based compensation	8,904	8,496
Loss on disposition of property and equipment, including impairment	3,455	4,875
Changes in operating assets and liabilities:
Merchandise inventories	(32,190)	58,492
Income tax refund receivable	—	8,618
Prepayments and other current assets	(14,497)	1,264
Other assets	(4,252)	(817)
Accounts payable and accrued liabilities	(55,079)	(60,543)
Income taxes	16,102	18,747
Other liabilities	15,439	(445)
	224,371	316,589

Cash flows from investing activities:
Purchases of investment securities	(296,299)	(37,006)
Sales of investment securities	174,827	5,300
Capital expenditures	(139,001)	(82,851)
Proceeds from dispositions of property and equipment	546	616
	(259,927)	(113,941)

Cash flows from financing activities:
Revolving credit facility borrowings	46,000	—
Repayment of revolving credit facility borrowings	(46,000)	—
Issuance of long-term debt	298,482	—
Payment of debt issuance costs	(6,585)	(651)
Repurchases of common stock	(407,998)	(166,002)
Changes in cash overdrafts	(15,032)	55,792
Proceeds from exercise of employee stock options	14,909	8,890
Excess tax benefits from stock-based compensation	4,165	435
Payment of dividends	(39,782)	(37,419)
	(151,841)	(138,955)

Net change in cash and cash equivalents	(187,397)	63,693
Cash and cash equivalents at beginning of period	382,754	438,890
Cash and cash equivalents at end of period	$195,357	$502,583

* Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Second Quarter Ended
	February 26,	February 27,
(in thousands)	2011	2010	% Change
Consumables	$1,406,969	$1,271,121	10.7%
Home products	328,633	318,910	3.0%
Apparel and accessories	218,887	214,358	2.1%
Seasonal and electronics	308,680	285,841	8.0%
TOTAL	$2,263,169	$2,090,230	8.3%

	For the First Half Ended
	February 26,	February 27,
(in thousands)	2011	2010	% Change
Consumables	$2,762,422	$2,492,978	10.8%
Home products	581,669	554,207	5.0%
Apparel and accessories	411,699	396,657	3.8%
Seasonal and electronics	504,320	469,294	7.5%
TOTAL	$4,260,110	$3,913,136	8.9%

STORES IN OPERATION:
	For the First half Ended
	February 26,	February 27,
	2011	2010
Beginning Store Count	6,785	6,655
New Store Openings	146	86
Store Closings	(43)	(52)
Ending Store Count	6,888	6,689
Total Square Footage (000s)	58,763	56,983
Total Selling Square Footage (000s)	48,988	47,480

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Bravermanm, 704-814-3447
jbraverman@familydollar.com